EXHIBIT 10.3

ADOBE SYSTEMS INCORPORATED

1994 PERFORMANCE AND RESTRICTED STOCK PLAN

STOCK GRANT AGREEMENT

                THIS AGREEMENT is made and entered into as of the     _____________  by and between Adobe Systems Incorporated (the “Company”) and        XXXXXXXXX          (the “Participant”).

                The Company desires to issue and Participant desires to acquire stock of the Company as herein described, pursuant to the Company’s 1994 Performance and Restricted Stock Plan (the “Plan”), on the terms and conditions set forth in this Agreement.  Capitalized terms in the Agreement shall have the meaning set forth in paragraph 3 hereto.

                IT IS AGREED between the parties as follows:

                1.             Issuance of Shares.  On the effective date of this Agreement as set forth above, the Participant will acquire and the Company will issue, subject to the provisions hereof XXX shares of its common stock in consideration for the Participant’s service with the Company.

                2.             Vesting and Unvested Share Reacquisition Right.

                                (a)           Vesting.

                                                (i)            The method of determining Vested Shares and Unvested Shares shall be as set forth on Exhibit A hereto.  Notwithstanding the foregoing, in the event a Full Acceleration of Vesting Event occurs, any Unvested Shares shall become Vested Shares immediately before the Full Acceleration of Vesting Event or at such earlier time as the Board may determine.  If a Partial Acceleration of Vesting Event occurs the number of Vested Shares shall be determined as if the Participant’s Termination occurred one (1) year after the Participant’s actual Termination.

                                                (ii)           Notwithstanding anything contained herein to the contrary, all Unvested Shares shall become Vested Shares immediately before the death or Total Disability of the Participant, if such death or Total Disability occurs while the Participant is employed by a Participating Company.

                                                (iii)          In the event that the acceleration of the vesting of the Unvested Shares pursuant to paragraph 2(a)(i) or (ii) will result in a “parachute payment” as defined in section 280G of the Code notwithstanding paragraph 2(a)(i) or (ii), the extent to which vesting will be accelerated in connection with a Vesting Acceleration Event, death or Total Disability shall not exceed the amount of vesting which produces the greatest after-tax benefit to the Participant as determined by the Company in a fair and equitable manner.

                                (b)           Unvested Share Reacquisition Right.  In the event the Participant’s employment with the Participating Company Group is terminated for any reason, with or without Cause, or if the Participant or the Participant’s legal representative attempts to sell, exchange, transfer (including, without limitation, any transfer to a nominee or agent of the Participant), pledge or otherwise dispose of (other than pursuant to a Change of Control Event described in paragraph 3(d)(iii) or an Option Exercise described in paragraph 2(d)) any shares of Stock which are Unvested Shares, the Control Company shall automatically reacquire the Unvested Shares and the Participant shall not be entitled to any payment therefor.  The Control Company shall have the right to assign the Unvested Share Reacquisition Right at any time prior to the time such right is no longer contingent, to one or more persons as may be selected by the Company.

                                (c)           Continuation of Unvested Share Reacquisition Right following a Change of Control Event.  In the event of a Change of Control Event, the Unvested Share Reacquisition Right shall continue in full force and effect, subject to the provisions of paragraph 2(a)(i); provided, however that “employment with the Participating Company Group” for purposes of this Agreement shall include all service with any corporation which was a Participating Company at the time the services were rendered, whether or not the corporation was included within such term both before and after the event constituting the Change of Control Event.

                                (d)           Option Exercise.  Notwithstanding anything contained herein to the contrary, the Participant may transfer to the Company while the Stock remains subject to the Unvested Share Reacquisition Right any or all of the Stock as payment of the exercise price in connection with an Option Exercise, provided that (i) such payment is made in accordance with the terms of the related option agreement and the plan pursuant to which the option was granted and (ii) a number of the shares issued on such Option Exercise which are equal to the number of whole shares of Stock transferred to the Company for such payment will remain subject to the Unvested Share Reacquisition Right.

                3.             Definitions.  As used in this Agreement, the following terms shall have the meanings indicated unless the context requires a different meaning.

                                (a)           Acceleration of Vesting Event.  An “Acceleration of Vesting Event” shall mean a Change of Control Event as defined in paragraph 3(d) occurring after the Grant Date followed by a Termination as defined in paragraph 3(t).  A “Full Acceleration of Vesting Event” shall mean an Acceleration of Vesting Event where a majority of the Continuing Outside Directors do not approve the Change of Control Event.  For purposes of the foregoing, the failure of the Continuing Outside Directors to approve or disapprove the transaction will be construed as nonapproval.  A “Partial Acceleration of Vesting Event” shall mean an Acceleration of Vesting Event other than a Full Acceleration of Vesting Event.

                                (b)           Board.  The “Board” shall mean the Board of Directors of the Control Company.

                                (c)           Cause.  “Cause” shall mean willful and gross misconduct on the part of the Participant or the commission by the Participant of one or more acts which constitute an indictable crime under United States federal, state or local law, provided that such misconduct or act(s) is (are) materially and demonstrably detrimental to the Participating Company Group taken as a whole as determined in good faith by a written resolution duly adopted by the affirmative vote of not less than a majority of all of the Outside Directors at a meeting of such Outside Directors (whether or not such meeting constitutes a meeting of the Board) after reasonable notice to the Participant and opportunity for the Participant and his counsel to be heard.

                                (d)           Change of Control Event.  “Change of Control Event” shall mean any one of the following:

                                                (i)            Continuing Outside Directors no longer constitute at least a majority of the Outside Directors;

                                                (ii)           any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934), together with its affiliates, become the beneficial owner, directly or indirectly, of 20%

of the Control Company’s then outstanding Common Stock or 20% or more of the voting power of the Control Company’s then outstanding securities entitled generally to vote for the election of the Board;

                                                (iii)          the approval by the Control Company’s shareholders of the merger or consolidation of the Participating Company Group with any other corporation, the sale of substantially all of the assets of the Control Company or the liquidation or dissolution of the Control Company, unless, in the case of a merger or consolidation, the Continuing Outside Directors in office immediately prior to such merger or consolidation will constitute at least a majority of the Outside Directors of the surviving corporation of such merger or consolidation and any parent (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of such corporation; or

                                                (iv)          at least a majority of the Continuing Outside Directors in office immediately prior to any other action proposed to be taken by the Control Company’s shareholders or by the Board determines that such proposed action, if taken, would constitute a change of control of the Participating Company Group and such action is taken.

                                (e)           Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

                                (f)            Company.  The “Company” shall mean Adobe Systems Incorporated.

                                (g)           Continuing Outside Director.  “Continuing Outside Director” shall mean any individual who is an Outside Director on the date hereof, or who is a Director on the date hereof and becomes an Outside Director but only after such person becomes an Outside Director, or who becomes an Outside Director unless a majority of the Continuing Outside Directors designate (before such person becomes an Outside Director) that such person is not a Continuing Outside Director.  In the event there are no Outside Directors, the Directors who have been Directors for at least one (1) year shall be deemed to be Continuing Outside Directors for the purposes of this Agreement but only until an Outside Director assumes office.

                                (h)           Control Company.  The “Control Company” shall mean the corporation, the stock of which is held by the Participant pursuant to the terms of this Agreement.

                                (i)            Director.  “Director” shall mean a member of the Board of Directors of the Control Company.

                                (j)            Good Reason.  “Good Reason” shall mean:

                                                (i)            any failure by the Participating Company Group to pay, or any reduction by the Participating Company Group of, the Participant’s base annual salary or bonus compensation in effect immediately prior to the date of the Change of Control Event or any failure by the Participating Company Group to grant an increase in the Participant’s base annual salary each year consistent with any increase in the applicable annual cost of living index, unless no increases in base salary are being given to other employees of the Participating Company Group;

                                                (ii)           any failure by the Participating Company Group (A) to continue to provide the Participant with the opportunity to participate, on terms no less favorable than those in effect immediately prior to the date of the Change of Control Event, in any benefit plans and programs, including, but not limited to, the Participating Company Group’s life, disability, health, dental, and retirement plans in which the Participant was participating immediately prior to the date of the Change of Control Event, or their equivalent, or (B) to provide the

Participant with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any executive, management or administrative group which customarily includes a person holding the employment position with the Participating Company Group then held by the Participant; or

                                                (iii)          without the Participant’s express written consent, the relocation of the principal place of the Participant’s employment to a location that is more than 50 miles further from the Participant’s principal residence than such principal place of employment immediately prior to the date of the Change of Control Event, or the imposition of travel requirements on the Participant not substantially consistent with such travel requirements existing immediately prior to the date of the Change of Control Event.

                                                (iv)          Notwithstanding the foregoing, Good Reason shall not be deemed to exist under paragraph 3(j)(i) or 3(j)(ii) if the compensation and benefits available to the Participant considered as a whole is reasonably equivalent to the compensation and benefits previously available to the Participant considered as a whole.

                                (k)           Grant Date.  The “Grant Date” shall be the effective date of this Agreement, as first above written.

                                (l)            Normal Retirement Date.  “Normal Retirement Date” shall mean the date upon which the Participant attains age 65.

                                (m)          Option Exercise.  “Option Exercise” shall mean an exercise of an option granted to the Participant by a Participating Company.

                                (n)           Outside Director.  “Outside Director” shall mean a Director who is not an employee of the Participating Company Group.

                                (o)           Participant.  “Participant” shall mean the person receiving the Stock pursuant to this Agreement, as first above written.

                                (p)           Participating Company.  “Participating Company” shall mean (i) the Company and (ii) any present or future parent and/or subsidiary corporation of the Company while such corporation is a parent or subsidiary of the Company.  For purposes of this Agreement, a parent corporation and a subsidiary corporation shall be as defined in sections 425(e) and 425(f) of the Code.

                                (q)           Participating Company Group.  “Participating Company Group” shall mean at any point in time all corporations collectively which are then a Participating Company.

                                (r)            Plan.  The “Plan” shall mean the Adobe Systems Incorporated 1989 Restricted Stock Plan.

                                (s)           Stock.  “Stock” shall mean shares of stock that are subject to this Agreement.

                                (t)            Termination.  “Termination” shall mean a termination of the Participant’s employment with the Participating Company Group following the occurrence of any Change of Control Event, if such termination is by the Participating Company Group without Cause or by the Participant for Good Reason; provided, however, that “Termination” shall not include any termination of the employment of the Participant (i) by the Participating Company Group as a result of the Total Disability of the Participant or (ii) as a result of the death of the Participant or the retirement of the Participant on or after his Normal Retirement Date.

                                (u)           Total Disability.  “Total Disability” shall mean, as applied to the Participant, that (i) because of sickness or injury the Participant is not able to perform the major duties of the Participant’s occupation, (ii) such total incapacity shall have continued for a period of six consecutive months and (iii) such total incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Participant’s life.  (“Occupation” shall mean a Participant’s regular occupation or profession at the time he became disabled.)

                                (v)           Unvested Share Reacquisition Right.  “Unvested Share Reacquisition Right” shall mean the Company’s right to reacquire the Unvested Shares without any payment to the Participant therefor as described in paragraph 2(b).

                                (w)          Unvested Shares.  “Unvested Shares” shall be the total number of shares of Stock in excess of the Vested Shares.

                                (x)            Vested Shares.  “Vested Shares” shall be the shares of Stock as set forth on Exhibit A hereto.

                4.             Administration.  All questions of interpretation concerning this Agreement shall be determined by the Board and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board.  Any subsequent reference herein to the Board shall also mean the committee if such committee has been appointed.  All determinations by the Board shall be final and binding upon all persons having an interest in this Agreement.

                5.             Legends.  The Participating Company Group may at any time place legends referencing the Unvested Share Reacquisition Right set forth in paragraph 2 (“Vesting and Unvested Share Reacquisition Right”) and any applicable federal and/or state securities restrictions on all certificates representing shares of Stock subject to the provisions of this Agreement.  The Participant shall, at the request of the Participating Company Group, promptly present to the Participating Company Group any and all certificates representing shares of Stock acquired under this Agreement in the possession of the Participant in order to effectuate the provisions of this paragraph.  Unless otherwise specified by the Participating Company Group, legends placed on such certificates may include but shall not be limited to the following:

                “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN AN AGREEMENT BETWEEN THIS CORPORATION AND THE REGISTERED HOLDER, OR HIS PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION.”

                6.             Escrow.

                                (a)           Establishment of Escrow.  To insure that Stock subject to the Unvested Share Reacquisition Right will be available for reacquisition, the Company may require the Participant to deposit the certificates evidencing the Stock with an escrow agent designated by the Company under the terms and conditions of an escrow agreement approved by the Company.  If the Company does not require such deposit as a condition of this Agreement, the Company reserves the right at any time to require the Participant to so deposit the certificates in escrow.  The Company shall bear the expenses of the escrow.

                                (b)           Delivery of Shares to Participant.  As soon as practicable after the expiration of the Unvested Share Reacquisition Right, the escrow agent shall deliver to the Participant the shares no longer subject to such restrictions.

                7.             Transfers in Violation of Agreement.  The Control Company shall not be required (a) to transfer on its books any shares of the

Stock which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom any such shares shall have been so transferred.

                8.             Effect of Change in Company’s Capital Structure.  Appropriate adjustments shall be made in the number and class of shares of Stock in the event of a stock dividend, stock split, reverse stock split, combination, reclassification or like change in the capital structure of the Control Company.  If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding stock of the Control Company including, without limitation, a conversion into cash or securities of another corporation, then in such event any and all new substituted or additional cash or securities to which Participant is entitled by reason of Participant’s ownership of the Stock shall be immediately subject to the Unvested Share Reacquisition Right with the same force and effect as the Stock subject to the Unvested Share Reacquisition Right immediately before such event.

                9.             Rights as a Shareholder or Employee.  The Participant shall have no rights as a shareholder with respect to the Stock until the date of the issuance of a certificate or certificates for the Stock.  No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate or certificates are issued, except as provided in paragraph 8 (“Effect of Change in Company’s Capital Structure”).  Nothing in this Agreement shall confer upon the Participant any right to continue in the employ of a Participating Company or interfere in any way with any right of the Participating Company to terminate the Participant’s employment at any time.

                10.           Withholding.

                                (a)           Withholding Requirement.  At the time that this Agreement is executed, or at any time thereafter as requested by the Company, Participant shall make adequate provision for federal and state tax withholding obligations of the Company, if any, which arise in connection with the acquisition of shares of Stock under the Plan, including, without limitation, obligations arising upon (i) the transfer, in whole or in part, of any shares of Stock, (ii) the lapse of any restriction with respect to any shares of Stock acquired hereby, or (iii) the filing of an election to recognize a tax liability.

                                (b)           Election to Withhold Shares.  The federal and state taxes required to be withheld or collected from the Participant in connection with the acquisition of shares of Stock under the Plan, including, without limitation, upon the lapse of any restriction with respect to any shares of Stock acquired under the Plan or upon the filing of an election to recognize a tax liability (such applicable event upon which the amount of tax to be withheld is determined being referred to herein as the “Tax Date”), may be satisfied, in whole or in part, by the withholding of a sufficient number of shares of Stock which, valued at fair market value on the Tax Date, would be equal to the total withholding obligation of the Participant; provided, however, that no person who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may elect to satisfy the withholding of federal and state taxes in connection with the acquisition of shares of Stock under the Plan by the withholding of shares of Stock unless such election complies with any conditions or restrictions imposed by the Board, including conditions or restrictions to ensure compliance with the requirements of Rule 16b-3(e) as promulgated pursuant to the Exchange Act, and is made either (i) at least six (6) months prior to the applicable Tax Date or (ii) during any of the periods beginning on the third (3rd) business day following the date on which the Company issues a news release containing the operating results of a fiscal quarter or fiscal year and ending on the twelfth (12th) business day following such date.  The Board shall adopt rules governing the election to withhold shares of Stock described in this paragraph 10(b), which may include, without limitation, rules requiring that any such election shall be made on or before the Tax Date, shall be irrevocable, shall be subject to the disapproval of the Board and shall be deemed made upon receipt of notice thereof by the Chief Financial Officer of the Company, delivered in person or by certified or registered mail, return receipt requested.  In addition, if the Participant is a person subject to Section 16 of the Exchange Act, such election shall state the number of shares to be withheld or specify a formula pursuant to which such number may be determined and may not be made within six (6) months of the grant of the Stock award (except in the event of the death or disability of the Participant).

                11.           Compliance with Securities Laws.  Notwithstanding the foregoing, inability of the Company to obtain from any regulatory body having jurisdiction authority deemed by the Company’s counsel to be necessary to the lawful issuance of the Stock hereunder shall relieve the Company of any liability in respect of the non-issuance of the Stock as to which such requisite authority shall not have been obtained.

                12.           Shareholder Approval.  Any shares which are granted prior to approval of the Plan, or any amendment thereto, by the Company’s shareholders as provided by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, shall be contingent upon such shareholder approval and the Participant shall have no right to sell or transfer the Stock prior to such approval.  In the event such shareholder approval is not obtained within one (1) year of the Grant Date, the issuance of the Stock shall be null and void and the certificates representing the Stock shall be returned to the Company for cancellation.

                13.           Further Instruments.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

                14.           Notice.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon telegraphic delivery, or upon delivery by certified mail, addressed to the other party hereto at his address shown below his signature or at such other address as such party may designate by ten days advance written notice to all other parties hereto.

                15.           Successors and Assigns.  This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Participant, his heirs, executors, administrators, successors and assigns.

                16.           Certificate Registration.  The certificate or certificates for the Stock acquired pursuant to this Agreement shall be registered in the name of the Participant.

                17.           Integrated Agreement.  This Agreement constitutes the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among the Participant and the Company other than those as set forth or provided for herein.

                18.           Applicable Law.  This Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

                19.           Receipt of Prospectus.  By execution of this Agreement, the Participant acknowledges receipt of a prospectus for the Plan from the Company in the form most recently registered with the Securities and Exchange Commission.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ADOBE SYSTEMS INCORPORATED		PARTICIPANT

By:		By:
	(Signature)		(Signature)

Title:	Senior Vice President, Chief Financial Officer	Name:
(Print)

Name:	Murray J. Demo
(Print)
345 Park Avenue
San Jose, CA 95110
	(Address)		(Address)

Exhibit A

Determination of Vesting

Grant Award

                This Exhibit A is an Exhibit to a Stock Grant Agreement between XXXXXXXX and Adobe Systems Incorporated dated XXXXXXXXX covering XXX shares.

                The “Initial Vesting Date” shall be XXXXXXXXXXXXX.

                Prior to the Initial Vesting Date, no shares of Stock shall be Vested Shares, and all such shares shall be Unvested Shares.

                On and after the Initial Vesting Date, one-third (1/3) of the shares of Stock issued to the Participant shall be Vested Shares, provided the Participant is continuously employed by the Participating Company Group from the date the Board grants the Stock under the Plan until and on the Initial Vesting Date, and the balance of such shares shall be Unvested Shares.

                On and after the first anniversary of the Initial Vesting Date (one (1) year after the Initial Vesting Date), two-thirds (2/3) of the shares of Stock issued to the Participant shall be Vested Shares, provided the Participant is continuously employed by the Participating Company Group from the date the Board grants the Stock under the Plan until and on such first anniversary, and the balance of such shares shall be Unvested Shares.

                On and after the second anniversary of the Initial Vesting Date (two (2) years after the Initial Vesting Date), all of the shares of Stock issued to the Participant shall be Vested Shares, provided the Participant is continuously employed by the Participating Company Group from the date the Board grants the Stock under the Plan until and on such second anniversary.

Initialed:	The Participant

The Company